Exhibit 99.1

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K2 Inc. Appoints Richard J. Heckmann as Executive Chairman and

J. Wayne Merck as CEO

Carlsbad, California – February 16, 2007- K2 Inc. (NYSE: KTO) announced today that J. Wayne Merck was appointed as the Company’s President and Chief Executive Officer and to K2’s Board of Directors. Mr. Merck, a 15-year veteran of K2 Inc. and its predecessor companies, has served as President and Chief Operating Officer since November of 2003, Executive Vice President and Chief Operating Officer since October 2002 and Executive Vice President since July 2000. Previously, he held various senior management positions at K2, including President of Shakespeare Composites and President of the K2 Ski, Snowboard and Skate Group. Mr. Merck is a member of the Executive Committee of the Board of Directors of the Sporting Goods Manufacturers Association, the trade association for sporting goods manufacturers, retailers and marketers.

Richard J. Heckmann, who has been the Chairman of the Board of Directors since April 2000 and Chief Executive Officer since October 2002, will remain as Chairman of the Board and has been appointed as Executive Chairman and in that role will work with Mr. Merck on the further development and execution of strategic growth and corporate finance initiatives.

“Wayne is an accomplished leader and has a proven track record at K2, where he has been closely involved in all aspects of the day-to-day operations of K2 Inc. for the past six years,” said Mr. Heckmann. “We have built a strong team at K2 and will continue to do so. Since I will be 64 this year, Wayne and I, together with the Board of Directors, believed that it was the time to begin a smooth and seamless transition. This gives us the time and opportunity to evaluate the many skilled and experienced candidates available to take on a greater responsibility within K2. I could not be more proud of the executive team we have developed at K2 nor more confident in their ability to continue to lead our industry.”

Commenting on his appointment as CEO, Mr. Merck said, “Having been with K2 for over 15 years and, during this time, working directly with all of our operating companies around the world, including with our Hong Kong and China, Europe, Japan, and US based teams, I’m excited about the future of this company. The changes since Dick’s appointment as CEO in 2002 are extraordinary, and the future opportunities for continued growth of our leading and authentic brands are extensive. Our extremely talented executive teams are never satisfied with what they’ve done in the past and are focused on producing superior results. I look forward to working with our teams to continue the momentum that’s been created.”

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Penn®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.